Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 2
Payment Date	09/25/2002

Servicing Certificate
Beginning Pool Balance	10,537,138.34
Beginning PFA	0.00
Ending Pool Balance	9,972,895.85
Ending PFA Balance	-
Principal Collections	605,757.66
Principal Draws	123,837.45
Net Principal Collections	481,920.21
Active Loan Count	163

Interest Collections	45,135.59

Weighted Average Net Loan Rate	4.72000%
Substitution Adjustment Amount	0.00

Note Rate	2.09000%

Term Notes	Amount	Factor
Beginning Balance	9,936,088.96	0.3974436
Ending Balance	9,473,917.24	0.3789567
Principal	462,171.72	18.4868690
Interest	17,305.35	0.6922140
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	46,336.72

Beginning Overcollateralization Amount	601,049.38
Overcollateralization Amount Increase (Decrease)	(102,070.77)
Outstanding Overcollateralization Amount	498,978.61
Overcollateralization Target Amount	498,978.61

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	97,932.43	1	0.98%
Delinquent Loans (60 Days)*	266,561.72	4	2.67%
Delinquent Loans (90 Days)*	-	0	0.00%
Delinquent Loans (120 Days)*	-	0	0.00%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180+ Days)*	149,927.26	0	1.50%
Foreclosed Loans	149,927.26	1	1.50%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	117,040.10
Current Month Loss Amount	82,322.28
Current Month Principal Recovery	0.00
Net Ending Loss Amount	199,362.38

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Period Balance to Notes	-
Ending Funding Account Balance	-
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00